Exhibit 99.1

Investor Relations and Media Inquiries

Andy Murphy

SparkSource, Inc.

1-781-274-6061

amurphy@sparksource.com

DATASTREAM SYSTEMS, INC. RECEIVES NASDAQ NOTIFICATION

Delay Due to Time and Effort Spent on Previously Announced Investigation,

Accounting Review and Restatement of Financial Statements

GREENVILLE, S.C. – APRIL 13, 2005 – Datastream Systems, Inc. (Nasdaq: DSTME) announced today that on April 7, 2005 it received a notification of noncompliance from the Listing Qualifications Department at The Nasdaq Stock Market, Inc. (“Nasdaq”). The Company expected to receive the notification because of the delay in filing its Form 10-K for the fiscal year ended December 31, 2004 with the Securities and Exchange Commission (the “Commission”). The notification states that the Company is in noncompliance with Rule 4310(c)(14) of the National Association of Securities Dealers, Inc. (the “NASD”) for continued listing on Nasdaq. NASD Rule 4310(c)(14) requires that a listed company file with Nasdaq all reports and other documents filed or required to be filed with the Commission.

Datastream received a notification from the Nasdaq Listing Qualifications Panel (the “Panel”) on March 24, 2005 informing the Company that the Panel has granted the Company’s request to extend the filing deadline for its Form 10-K for the fiscal year ended December 31, 2004 to April 30, 2005 for continued listing on Nasdaq. The Company believes that it will be unable to file its Form 10-K for the fiscal year ended December 31, 2004 by April 30, 2005 and its Form 10-Q for the quarter ended March 31, 2005 by May 10, 2005. The Company is in the process of requesting from the Panel an additional filing extension for its 2004 Form 10-K and a new filing extension for its first quarter 2005 Form 10-Q until July 15, 2005.

The Company has completed the previously announced Audit Committee investigation, review of revenue recognition from all international resellers and restatement of its financial statements. Datastream is now in the process of making up for the resulting delay of its 2004 Form 10-K and management’s evaluation of internal control over financial reporting and related auditor attestation.

DATASTREAM RECEIVES NONCOMPLIANCE NOTIFICATION FROM NASDAQ

About Datastream Systems, Inc.

Datastream Systems, Inc. (Nasdaq: DSTM - News) provides Asset Performance Management software and services to enterprises worldwide, including more than 65 percent of the Fortune 500. Datastream’s solutions combine world-class asset management functionality with advanced analytics to deliver a powerful platform for optimizing enterprise asset performance.

By using Datastream’s solutions, customers can maintain and manage capital assets — such as manufacturing equipment, vehicle fleets and buildings — and create analyses and forecasts so they can take action to improve future performance. Datastream’s flagship product, Datastream 7i, delivers a complete Asset Performance Management infrastructure by combining an Internet, web services architecture with broad enterprise asset management functionality, integrated procurement, advanced analytics and multi-site capability.

Datastream was founded in 1986 and has customers in more than 140 countries. For more information, visit http://www.datastream.net.

Datastream and Datastream 7i are marks of Datastream Systems, Inc. (“Datastream” or the “Company”). All other products or Company names mentioned are used for identification purposes only and may be trademarks of their respective owners.

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This press release contains forward-looking statements that involve a number of risks and uncertainties. Factors that could cause actual results to differ materially include, but are not limited to: we will not be able to file our Form 10-K for the year ended December 31, 2004 by the extended deadline required by the Nasdaq Hearings Panel, and the Nasdaq Hearings Panel may not grant us another requested extension; we will not be able to file our Form 10-Q for the quarter ended March 31, 2005 by the required filing date, and the Nasdaq Hearings Panel may not grant us an extension; even if extensions are granted for filing our Form 10-K for the year ended December 31, 2004 and Form 10-Q for the quarter ended March 31, 2005, we may not be able to file such documents before the extended deadlines; we may not be able to comply with the other conditions for continued listing issued by the Nasdaq Hearings Panel; if the Nasdaq Hearings Panel does not grant our requested filing extensions or if we cannot comply with the conditions for continued listing, our common stock may no longer be approved for trading on the Nasdaq Stock Market, which could adversely affect the liquidity of the trading market for our common stock, and, therefore, could adversely affect the trading price of our common stock; with respect to our review of our internal controls, we cannot be certain that we or our independent registered public accounting firm will be able to assess our internal controls were working effectively at December 31, 2004; the expenses associated with our previously announced Audit Committee investigation, review of revenue recognition from all international resellers and restatement of our financial statements will negatively impact our financial results for the quarter ended March 31, 2005; increasing competition in the markets in which the Company competes; the stability of the Company’s strategic relationships with third party suppliers and technologies; the ability of the Company to: sell larger and more complex software solutions, successfully transition to the development of further Internet- based products, successfully manage its international operations, enhance its current products and develop new products and services that address technological and market developments; and other risk factors listed from time to time in Datastream’s SEC reports, including, but not limited to the “Risk Factors” contained in Datastream’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003, as amended, and in Datastream’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2004. Datastream does not have, and expressly disclaims, any obligation to release publicly any updates or any changes in the Company’s expectations or any changes in events, conditions or circumstances on which any forward-looking statement is based.

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